EXHIBIT 5.2

July 30, 2004

Blount, Inc.
$175,000,000 Aggregate Principal Amount
[  ]% Senior Subordinated Notes Due 2012

Ladies and Gentlemen:

I am General Counsel for Blount, Inc., a Delaware corporation, (the “Company”) and for Blount International, Inc., a Delaware corporation, and as such have acted as counsel in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1, as amended to date hereof (such Registration Statement, as so amended, is referred to hereinafter as a “Registration Statement”), under the Securities Act of 1933 (the “Act”), relating to the proposed issuance of up to $175,000,000 aggregate principal amount of the Company’s [  ]% Senior Subordinated Notes due 2012 (the “Notes”).  The Notes are to be issued pursuant to the indenture dated as of [  ], 2004 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, I have examined originals, or copies of certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Indenture:

Based on the foregoing, I am of opinion as follows:

1. The Indenture has been duly authorized, executed and delivered by Omark Properties, Inc., an Oregon corporation, Gear Products, Inc., an Oklahoma corporation; Dixon Industries, Inc., a Kansas corporation, Windsor Forestry Tools LLC, a Tennessee limited liability company, and Fabtek Corporation, a Michigan corporation, (together, the “Non-Delaware Guarantors”) and the Indenture constitutes a legal, valid and binding obligation of the Company and the Non-Delaware Guarantors, enforceable against the Company and the Non-Delaware Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 1, I have relied on the opinion of Cravath, Swaine & Moore LLP as to the due authorization, execution and delivery of the Indenture by each of the Company, Blount International, Inc., BI, L.L.C., 4520 Corp., Inc. and Frederick Manufacturing Corporation.

2. The Notes and the guarantees issued by the Non-Delaware Guarantors (the “Non-Delaware Guarantees”) have been duly authorized by the Company and the

Non-Delaware Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered, will constitute legal, valid and binding obligations of the Company and the Non-Delaware Guarantors, enforceable against the Company and the Non-Delaware Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).  In expressing the opinion set forth in this Paragraph 2, I have assumed that the form of the Notes, including the Non-Delaware Guarantees, will conform to that included in the Indenture.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement.

Very truly yours,

/s/ Richard H. Irving III
Senior Vice President, General Counsel and Secretary

Blount International, Inc.
Blount, Inc.
BI, L.L.C.
Omark Properties, Inc.
4520 Corp, Inc.
1107 SE International Way
Portland, OR 97222

Gear Products, Inc.
1111 North 161st East Avenue
Tulsa, OK 74116

Dixon Industries, Inc.
Airport Industrial Park
Coffeyville, KS 67337

Frederick Manufacturing Corporation
4840 E. 12th Street
Kansas City, MO 64127

Windsor Forestry Tools LLC
6004 Windsor Drive
Milan, TN 38358

Fabtek Corporation
N1715 -U.S. 41
Menominee, MI 49858